Exhibit 8.5

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131
TEL +1 212 878 8000
FAX +1 212 878 8375

www.cliffordchance.com

November 26, 2013

W.P. CAREY, INC.

50 Rockefeller Plaza

New York, New York 10020

WPC REIT Merger Sub Inc.

50 Rockefeller Plaza

New York, New York 10020

Re:                           REIT Qualification of Corporate Property Associates 16 - Global Incorporated

Ladies and Gentlemen:

We have acted as counsel to Corporate Property Associates 16 - Global Incorporated, a Maryland corporation (“CPA®:16 – Global”), in connection with an Agreement and Plan of Merger, dated as of July 25, 2013 (the “Merger Agreement”), by and among CPA®:16 – Global, W.P. Carey Inc., a Maryland corporation (“W.P. Carey”), WPC REIT Merger Sub Inc., a Maryland corporation and an indirect subsidiary of W.P Carey (“Merger Sub”), and, for the limited purposes therein, Carey Asset Management Corp. (“CAM”), W.P. Carey & Co. B.V., and CPA 16 LLC, as described in a Registration Statement on Form S-4, File No. 333-191517, and the related joint proxy statement/prospectus filed by W.P. Carey with the U.S. Securities and Exchange Commission on October 1, 2013 (as amended, the “Registration Statement”).  As contemplated in the Merger Agreement, CPA®:16 – Global will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly-owned subsidiary of WPC Holdco LLC, a direct wholly-owned subsidiary of W.P. Carey (the “Merger”).

This opinion is being provided to you pursuant to Section 5.2(d) of the Merger Agreement.  Capitalized terms not otherwise defined herein shall have the meanings given in the Merger Agreement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

CLIFFORD CHANCE US LLP

In rendering the opinion expressed herein, we have examined and relied on the following items:

1.	the Articles of Amendment and Restatement of CPA®:16 – Global and CPA16 Merger Sub Inc., a Maryland corporation (“CPA16 Merger Sub”);

2.	the bylaws of CPA®:16 – Global and CPA16 Merger Sub;

3.	a Certificate of Representations (the “Certificate of Representations”) dated as of the date hereof, provided to us by CPA®:16 – Global, CPA16 Merger Sub, CAM, W.P. Carey & Co. B.V., and CPA 16 LLC;

5.	the Registration Statement; and

6.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (vi) CPA®:16 – Global and CPA16 Merger Sub have at all times and, in the case of CPA16 Merger Sub, will continue at all times to operate in accordance with the methods of operation described in their organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations, and that each representation and covenant contained in such Certificate of Representations to the best of the knowledge or intent with respect to future actions of CPA®:16 – Global, CPA16 Merger Sub, CAM, W.P. Carey & Co. B.V. and/or CPA 16 LLC is accurate and complete without regard to such qualification, and (ii) that no action has been taken by CPA®:16 – Global during the period prior to its taxable year ended December 31, 2009 or will be taken by CPA®:16 – Global or CPA16 Merger Sub after the date hereof that is inconsistent with either CPA®:16 – Global’s or CPA16 Merger Sub’s qualification as a REIT under the Code.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that (i) CPA®:16 – Global has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2009 and (ii) CPA16 Merger Sub has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2011 through the Closing Date.

The opinion set forth above represents our conclusion based upon the documents, facts, representations and assumptions referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein.  Moreover, CPA®:16 – Global’s and CPA16 Merger Sub’s qualification as a REIT depends upon their ability to meet for each taxable year, through actual annual operating results, requirements under the

CLIFFORD CHANCE US LLP

Code regarding their gross income, assets, distributions and diversity of stock ownership.  We have not undertaken to review CPA®:16 – Global’s compliance with these requirements, and we have not undertaken, and will not undertake, to review CPA16 Merger Sub’s compliance with these requirements.  Accordingly, no assurance can be given that the actual results of CPA®:16 – Global’s and CPA16 Merger Sub’s operations for any single taxable year have satisfied, or in the case of CPA 16 Merger Sub, will continue to satisfy, the requirements necessary to qualify as a REIT under the Code.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Registration Statement, or the Certificate of Representations.

The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of CPA®:16 – Global and CPA16 Merger Sub.  DLA Piper LLP (US) may rely on this opinion solely to the limited extent set forth in the Merger Agreement.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

Clifford Chance US LLP